Wonder International 8-K

Exhibit 16.1

April 24, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Wonder International Education & Investment Group Corporation

We have read the statements made by Wonder International Education & Investment Group Corporation (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated April 24, 2014, regarding Item 4.01 Change in Registrant’s Certifying Accountant. We agree with the statements made regarding our firm in such Current Report on Form 8-K.

/s/ Keith K. Zhen, CPA

Keith K. Zhen, CPA

Brooklyn, New York